EXHIBIT 23.2
Consent of independent registered public accounting firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Swift Energy Company for the registration of senior notes and to the incorporation by reference therein of our reports dated February 27, 2007, with respect to the consolidated financial statements of Swift Energy Company, Swift Energy Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Swift Energy Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Houston, Texas
May 15, 2007

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